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                            PROMUS HOTEL CORPORATION
                                                                   EX-10.1

                   September 1, 1997

Employee Name & Address

                   Re: Severance Agreement Amendment

Dear  :

    In connection with the execution by Promus Hotel Corporation (the "Company") of that certain Agreement and Plan of Merger, dated as of September 1, 1997, by and among the Company, Doubletree Corporation and Parent Holding Corp. (the "Merger Agreement"), and in consideration of the Company's entering into that certain Merger Severance Agreement (the "Merger Severance Agreement"), dated concurrently herewith, with you, you and the Company hereby agree to amend your Severance Agreement (the "Severance Agreement") dated as of June 30, 1995, as follows, effective as of September 1, 1997.

    1. Notwithstanding any provision of the Severance Agreement to the contrary, neither the merger of the Company with a subsidiary of Parent Holding Corp. nor any other transaction entered into by the Company or any other person pursuant to the Merger Agreement or in connection with any transaction contemplated thereunder shall constitute a "Change in Control of the Company," as defined in Section 2(a) of the Severance Agreement.

    2. Notwithstanding any provision of the Severance Agreement to the contrary, neither the execution by the Company of the Merger Agreement nor any other action taken by the Company or any other person pursuant to the Merger Agreement or in connection with any transaction contemplated thereunder shall constitute a "Potential Change in Control of the Company," as defined in Section 2(b) of the Severance Agreement.

    3. Notwithstanding any provision of the Severance Agreement to the contrary, the Severance Agreement shall terminate and be of no further effect immediately upon the closing of the "Promus Merger," as defined in the Merger Agreement.

    4. Clause (viii) of Section 2(c) shall be renumbered as clause (ix), all references to such clause in the Severance Agreement shall be changed to refer to such clause (ix) and the following clause (viii) shall be added after clause (vii) of Section 2(c): "(viii) A termination by you for any reason (including, without limitation, Retirement, as defined in Section 3(a) during the thirty (30) day period immediately following the first (1st) anniversary of the consummation of a Change in Control of the Company;"

    5. Clause (ii) of Section 4(c) shall be amended and restated as follows:
       "In lieu of any further salary payments to you for periods subsequent to the Date of Termination, the Company shall pay as severance pay to you a lump sum severance payment (the "Severance Payment") equal to three times the sum of (a) your annual base salary as in effect (x) immediately prior to the Change in Control of the Company or (y) on your Date of Termination, whichever is greater, and (b) the average of the bonus payments paid to you by Promus Hotel Corporation, its affiliates or its predecessors under its or their Annual Management Bonus Plan for the three (3) years immediately prior to (x) the date of the Change in Control of the Company or (y) your Date of Termination, whichever is greater. The amount of such annual base

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       salary and bonus payments shall be determined without regard to any reduction for any deferrals of such salary or bonus under any deferred compensation plan (qualified or unqualified) and without regard to any reduction for any salary reductions used for making contributions to any group insurance plan of the Company, its affiliates or its predecessors and shall take into account salary and bonus payments made to you by The Promus Companies Incorporated or its affiliates for periods prior to the commencement date of your employment with the Company. If you have been employed by the Company, its affiliates or its predecessors for less than three (3) years as of the date of the Change in Control of the Company or your Date of Termination, as the case may be, your average bonus payments shall be determined based on the period of your employment by the Company, its affiliates and predecessors. The sum of your annual base salary and average bonus determined hereunder is hereinafter referred to as your "Annual Compensation".

    6. The introductory clause of Section 4(f) shall be amended and restated as follows:

         "(f) Notwithstanding that a Change in Control shall not have yet occurred, if you so elect, by written notice to the Company given at any time after the occurrence of a Potential Change in Control of the Company and prior to the time such amounts are otherwise payable to you:"

    7. In no event shall you receive Severance Payments under both your Severance Agreement and your Merger Severance Agreement. In the event that you become entitled to receive severance payments or other benefits under both your Severance Agreement and under your Merger Severance Agreement, you may elect under which of such agreements your payments and benefits shall be determined by filing a written election with the Company at any time before you receive your first severance payment under either of such agreements. If you agree to the terms of this amendment to your Severance Agreement, kindly sign and return to the Company the enclosed copy of this letter, which shall then constitute our binding agreement to amend your Severance Agreement.


                                          Very truly yours,



                                          Promus Hotel Corporation



                                          By:
                                             -----------------------
                                          Name:
                                          Title:


Agreed:


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